CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1707	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We hereby consent to the references to our firm, references to Cawley, Gillespie & Associates, Inc. as independent petroleum engineers and to the inclusion of information taken from our reserve audit of Mid-Con Energy Partners, LP as of December 31, 2016 in Amendment No. 2 to the Mid-Con Energy Partners, LP Registration Statement on Form S-3 (the “S-3”) and all appendixes, exhibits and attachments thereto filed by Mid-Con Energy Partners, LP.
Sincerely,

/S/ W. Todd Brooker
President
Cawley, Gillespie & Associates, Inc. Texas Registered Engineering
Firm F-693

June 6, 2017
Fort Worth, Texas